Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the use in this Registration Statement on Form S-1 of our report dated April 15, 2025 relating to the financial statements of Algorhythm Holdings, Inc. appearing in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum llp

Marcum llp

Philadelphia, Pennsylvania

October 3, 2025